UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number 333-127736


                               PLACER DEL MAR LTD.
             (Exact name of Registrant as specified in its charter)

                           302 Washington Street #351
                            San Diego, CA 92103-4221
                                 (775) 352-3839
              (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)


                    COMMON STOCK, $.001 PAR VALUE PER SHARE
            (Title of each class of securities covered by this Form)


   (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                         Rule 12g-4(a)(1)      [ ]
                         Rule 12g-4(a)(2)      [ ]
                         Rule 12h-3(b)(1)(i)   [ ]
                         Rule 12h-3(b)(1)(ii)  [X]
                         Rule 15d-6            [ ]

Approximate number of holders of record as of the certification or notice date:
47

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Placer Del Mar, Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        PLACER DEL MAR, LTD.
                                           (Registrant)


May 18, 2009                            By: /s/ Humberto Bravo
                                           -------------------------------------
                                           Humberto Bravo
                                           President and CEO